Fusion Reports Second Quarter 2009 Results

NEW YORK, August 14, 2009 - Fusion (Amex: FSN) today announced financial results for the quarter ended June 30, 2009.

Fusion reported Consolidated Revenues of $8.6 million for the quarter ended June 30, 2009. This represented a decrease of 23% compared to revenues of $11.2 million for the quarter ended June 30, 2008, and excludes revenues of $0.2 million from the Consumer segment which has now been reclassified to discontinued operations. The change from the prior period was primarily attributable to a decrease in the Carrier segment; however, revenues of the Company's Corporate Services segment increased 281% from the second quarter of 2008.

The Corporate Services segment has had five consecutive quarters of double-digit growth in revenue, with revenue for the second quarter of 2009 increasing 50% as compared with the first quarter of 2009. The number of customers sold increased approximately 40% in the second quarter, with the number of seats or lines sold increasing almost 90% in the same period. Total customer contract value increased 60% in the second quarter of 2009 as compared with the first quarter of 2009.

The Consolidated Gross Margin percentage after the reclassification increased to 8.0% for the second quarter of 2009, compared to 6.2% for the second quarter of 2008. The margin increased as a result of stronger margins in the Carrier Services segment, as well as increased volume in the higher margin Corporate Services segment.

Selling, General and Administrative costs improved $0.4 million, or 17% for the second quarter of 2009 compared to the second quarter of 2008. The improvement was attributable to the Company's exit from the Consumer business as well as to a continuing focus on cost-containment.

For the quarter ended June 30, 2009, Adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) improved $0.3 million, or 18%, to ($1.4) million, compared to Adjusted EBITDA loss of ($1.7) million for the second quarter ended 2008.

Fusion also reported an increase in Net Loss applicable to Common Stockholders of ($3.0 million) or ($0.06) per share for the quarter ended June 30, 2009, compared to a Net Loss applicable to Common Stockholders of ($2.9) millionwwwww or ($0.08) per share for the quarter ended June 30, 2008. The decrease in loss per share compared to the prior year was due to an increase in the number of shares outstanding. The primary reason for the increase in Net Loss was due to a loss on impairment of ($0.2) million associated with the exit from the Consumer business segment, as well as a loss from discontinued operations of ($1.1 million), also associated with the exit from the Consumer business. The Net Loss from Continuing Operations in the second quarter of 2009 was ($2.1 million), which was a 16% improvement from the Net Loss from Continuing Operations in the second quarter of 2008.

As of June 30, 2009, the Company had current assets of $3.1 million compared to $4.2 million as of December 31, 2008, and total assets of $6.5 million at June 30, 2009 compared to $9.5 million as of December 31, 2008. The decreases were due to a decrease in Accounts Receivable associated with a decrease in revenue from the fourth quarter of 2008, as well as the impairment of Property and Equipment and Intangible Assets related to the Consumer segment. Total Liabilities at June 30, 2009 were $15.0 million compared to $14.2 million at December 31, 2008, as a result of an increase in Notes Payable. Stockholders' (deficit) at June 30, 2009 was an ($8.6) million deficit, compared to a ($4.8) million deficit as of December 31, 2008. The reason for the change was the increase in the accumulated deficit, offset by additional equity investments.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, "Since the beginning of 2009, Fusion has successfully raised an additional $2.0 million, and completed our exit from the Consumer business. With the restructuring completed, we have begun to see the results of Continuing Operations improve, and can now focus entirely on driving the growth of the Corporate and Carrier business segments and securing the capital necessary to implement our business plan."

Expanding on Mr. Rosen's comments, Don Hutchins, Fusion's President and Chief Operating Officer said, "We are particularly pleased with the significant growth in our Corporate business segment. With a strong and growing pipeline of accounts, gross margin approaching 40%, and an average customer contract commitment of just under three years, we can anticipate greater long term stability in the customer base, and a steady increase in revenues from this high growth and high margin business segment."

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,

	2009	2008

Revenues	$8,649,762	$11,156,341
Operating expenses:
Cost of revenues	7,958,141	10,462,043
Depreciation and amortization	226,944	444,430
Loss on impairment	243,000	—
Selling, general and administrative expenses	2,242,168	2,687,762
Advertising and Marketing	3,016	5,091
Total operating expenses	10,673,269	13,599,326
Operating loss	(2,023,507)	(2,442,985)

Other income (expense)
Interest income (expense), net	(119,390)	(52,412)
Other	1,279	(58,893)
Total other income (expense)	(118,111)	(111,305)
Loss from continuing operations	(2,141,618)	(2,554,290)

Income (loss) from discontinued operations	(855,132)	(339,671)

Net loss	$(3,026,750)	$(2,893,961)

Losses applicable to common stockholders
Loss from continuing operations	$(2,141,618)	$(2,554,290)
Preferred stock dividends in arrears	(159,462)	(159,462)
Net loss applicable to common stockholders from continuing operations	(2,301,080)	(2,713,752)
Income from discontinued operations	(885,132)	(339,671)
Net loss applicable to common stockholders	$(3,186,212)	$(3,053,423)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.04)	$(0.07)
Income (loss) from discontinued operations	(0.02)	(0.01)
Net loss applicable to common stockholders	$(0.06)	$(0.08)

Weighted average shares outstanding
Basic and diluted	56,822,335	36,414,898

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	June 30, 2009	December 31, 2008
ASSETS
Current assets	3,109,587	4,232,499
Property and equipment, net	2,268,594	3,829,669
Other assets	1,086,935	1,405,623
TOTAL ASSETS	$6,465,116	$9,467,791

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities	14,584,814	12,786,939
Long-term liabilities	434,607	1,445,431
Stockholders’ equity
Preferred stock, Class A-1, A-2, A-3, & A-4	80	80
Common stock	616,324	457,500
Capital in excess of par value	126,468,981	124,384,568
Accumulated deficit	(135,639,690)	(129,606,727)
Total stockholder’s equity	(8,554,305)	(4,764,579)
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$6,465,116	$9,467,791

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30

	2009	2008

Net loss	$(3,026,750)	$(2,893,961)
Income from discontinued operations	885,132	339,671
Loss from continuing operations	(2,141,618)	(2,554,290)
Adjustments:
Interest (income) expense, net	119,390	52,412
Depreciation and amortization	226,944	444,430
EBITDA	(1,795,284)	(2,057,448)
Adjustments:
(Gain) loss on settlement of debt	—	—
(Gain)/loss on disposal of fixed assets	—	59,158
Loss on Impairment	243,000	—
Adjustment for one-time charges	—	(7,626)
Other taxes	18,580	107,489
Non cash compensation	84,822	191,730
Adjusted EBITDA	$(1,448,882)	$(1,706,697)

FUSION CONTACT:
Philip Turits, Treasurer
212-201-2407
pturits@fusiontel.com

Damon Testaverde, Managing Director
Network Financial Securities
718-317-7746
ddtestaverde@netw1.com